Exhibit 99.1

First National Approves 7% Dividend

          SPARTANBURG, S.C., March 2 /PRNewswire-FirstCall/ -- First National Bancshares, Inc. (Nasdaq: FNSC) (www.firstnational-online.com), the bank holding company for First National Bank of the South, today announced that its Board of Directors has approved a 7% stock dividend.  This special dividend is payable on March 30, 2007, to common shareholders of record on March 16, 2007.

          Jerry L. Calvert, President and CEO, said, “It is our privilege once again to recognize and reward the loyalty and support of our shareholders with this dividend.  We believe that the increased number of shares outstanding from the dividend will improve trading liquidity, which we believe will benefit our shareholders.  We are pleased that our Board of Directors has decided to enhance shareholder value in this way.”

          The dividend will increase the number of common shares currently outstanding to 3,700,439 from 3,458,354.  In a stock dividend, shareholders receive shares of common stock and cash in lieu of fractional shares.  For example, a shareholder of 100 shares of First National stock on the record date of March 16, 2007, will receive an additional 7 shares of stock in the payment of the 7% stock dividend.

          Earnings per share previously reported for the years ended December 31, 2006 and 2005, have been adjusted to reflect the 7% stock dividend. Net income for the year ended December 31, 2006, was $4.0 million, an increase of 42.9%, compared to net income of $2.8 million for the year ended December 31, 2005. Net income per diluted share for the year ended December 31, 2006, was $0.94 per share, or an increase of 28.8% over $0.73 per diluted share for the same period in 2005.

          First National’s stock price closed at $19.20 on March 1, 2007, up from $18.90 as of February 28, 2007.

          First National Bancshares, Inc. (Nasdaq: FNSC) is a $465-million asset bank holding company based in Spartanburg, South Carolina. Its stock is traded on the NASDAQ Global Market under the symbol FNSC. It was incorporated in 1999 to conduct general banking business through its wholly-owned bank subsidiary, First National Bank of the South.

          First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions. The banking division operates five full-service offices, three in Spartanburg County operating as First National Bank of Spartanburg, and two operating as First National Bank of the South in Mount Pleasant and Greenville. First National operates loan production offices in Greenville, Columbia and Daniel Island, South Carolina, with plans to open its fourth loan production office to be located in Rock Hill, South Carolina in March 2007.  First National has also received approval from the Office of the Comptroller of the Currency to open its sixth full-service branch at 140 East Bay Street in downtown Charleston, South Carolina.

          The small business lending division operates in the Greenville loan production office under the name First National Business Capital and provides small business lending services to customers in the Carolinas and Georgia. First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available online in the Investor Relations section of www.firstnational-online.com.

          Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations and confidence in our loan quality, as well as any other statements that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, construction delays and greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see First National’s filings with the Securities and Exchange Commission.

          Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

First National Bancshares, Inc.

Income Statement Data (unaudited)
(Dollars in Thousands, Except Per Share Data)

	For the Year Ended December 31,		Increase/ (Decrease)

	2006	2005

Net interest income	$14,161	$9,511	48.9%
Provision for loan losses	1,192	594	100.7%
Noninterest income	2,079	1,855	12.1%
Noninterest expense	8,901	6,476	37.4%
Income tax expense	2,095	1,461	43.4%
Net income	$4,052	$2,835	42.9%
Net interest margin	3.79%	3.53%	7.4%
Return on average assets	1.05%	1.01%	4.0%
Return on average equity	16.82%	17.72%	(5.1)%
Efficiency ratio	54.81%	56.98%	(3.8)%
Net charge-offs to average total loans	0.04%	0.06%	(33.3)%
Earnings per diluted share(2)	$0.94	$0.73	28.8%
Weighted average shares outstanding
Basic(2)	3,615,022	3,142,035	15.1%
Diluted(2)	4,324,561	3,933,760	9.9%

	For the Quarter Ended December 31,		Increase/ (Decrease)

	2006	2005

Net interest income	$4,016	$2,699	48.8%
Provision for loan losses	252	88	186.4%
Noninterest income	681	556	22.5%
Noninterest expense	2,449	1,912	28.1%
Income tax expense	628	424	48.1%
Net income	$1,368	$831	64.6%
Net interest margin(1)	3.77%	3.63%	3.9%
Return on average assets(1)	1.24%	1.08%	14.8%
Return on average equity(1)	20.64%	17.09%	20.8%
Efficiency ratio(1)	52.14%	58.74%	(11.2)%
Net charge-offs to average total loans(1)	0.00%	0.10%	(100.0)%
Earnings per diluted share(2)	$0.31	$0.20	55.0%
Weighted average shares outstanding
Basic(2)	3,700,439	3,361,258	10.1%
Diluted(2)	4,380,301	4,136,356	5.9%

(Dollars in Thousands, Except Per Share Data)

	2006	2005	(Decrease)

Assets	$465,382	$328,679	41.6%
Loans, net of unearned income	379,490	251,405	50.9%
Allowance for loan losses	3,795	2,719	39.6%
Deposits	376,701	271,695	38.6%
Shareholders’ equity	26,990	22,029	22.5%
Book Value per share(2)	$7.29	$6.21	17.4%

(1)	Annualized for three month periods.
(2)	All share amounts reflect the 3 for 2 stock split distributed on January 18, 2006, the 6% stock dividend distributed on May 16, 2006, and the 7% stock dividend to be distributed on March 30, 2007.

SOURCE  First National Bancshares, Inc.
          -0-                                                03/02/2007
          /CONTACT:  Jerry L. Calvert of First National Bancshares, Inc., +1-864-594-5690, or cell +1-864-590-8858/
          /Web site:  http://www.firstnational-online.com /
          (FNSC)